EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
REEL STAFF, INC.

Pursuant to the provisions of NRS 78.385 and 78.390 Nevada Revised Statutes, this Nevada profit corporation adopts the following articles of amendment to its articles of incorporation:

1.     Name of Corporation: REEL STAFF, INC.

2.     The Articles have been amended as follows:

ARTICLE I

The name of this corporation is FLIGHT SAFETY TECHNOLOGIES, INC.

3.     The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 65.21%.

4.     Signatures

/s/ Renee McCracken	September 1, 2002

RENEE MCCRACKEN, President & Secretary